Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-4 of ClimateRock Holdings Limited of our report dated August 3, 2023, with respect to our audits of E.E.W. Eco Energy World Ltd.’s (“the Company”) consolidated financial statements as of and for the years ended December 31, 2022 and 2021, respectively, which appears in the Prospectus as part of this Registration Statement. Our opinion includes an emphasis of matter paragraph relating to the correction of errors in the 2021 consolidated financial statements, an emphasis of matter paragraph relating to significant related party transactions, and an emphasis of matter paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Albany, New York

August 3, 2023